SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or  ss. 240.14a-12

                           Castle Dental Centers, Inc.

                           ---------------------------

                (Name of Registrant as Specified In Its Charter)

                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                         [Castle Dental Letterhead/Logo]

                                 April 27, 1998

To Our Stockholders:

        On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Castle Dental Centers, Inc. to be held on Thursday, May 28, 1998, at 10 a.m. at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company's 1997 Annual Report, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 1997.

        We hope that you will be able to attend the Annual Meeting. Your vote is important. Whether you plan to attend or not, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

                                            Sincerely,

                                            Jack H. Castle, Jr.
                                            Chairman of the Board of Directors
                                            and Chief Executive Officer

                           Castle Dental Centers, Inc.
                       1360 Post Oak Boulevard, Suite 1300
                              Houston, Texas 77056

                      -------------------------------------

                  NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 1998

                      -------------------------------------



TO THE STOCKHOLDERS:

        The 1998 Annual Meeting of Stockholders of Castle Dental Centers, Inc., (the "Company"), will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 10 a.m. on Thursday, May 28, 1998, for the following purposes:

        (1) To elect six directors of the Company to serve on the Board of Directors until the 1999 annual meeting of stockholders and until their respective successors shall have been duly elected and qualified.

        (2) To consider and act upon a proposal of the Board of Directors of the Company to amend the Company's Omnibus Stock and Incentive Plan to increase the number of shares of Common Stock of the Company subject thereto by 300,000;

        (3) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent certified public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1998.

        (4) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

        The holders of record of the Company's common stock and series B convertible preferred stock at the close of business on April 3, 1998 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

                                            By Order of the Board of Directors,

                                         John M. Slack
                                         Vice President, Chief Financial Officer
                                         and Secretary

Houston, Texas
April 27, 1998

                           Castle Dental Centers, Inc.
                       1360 Post Oak Boulevard, Suite 1300
                              Houston, Texas 77056

                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------

                             MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 28, 1998

        This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Castle Dental Centers, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Annual Meeting") to be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas 77024 at 10 a.m. on Thursday, May 28, 1998 for those purposes set forth in the notice attached hereto. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 27, 1998.

RECORD DATE AND VOTING SECURITIES

        The Board of Directors has fixed the close of business on April 3, 1998 as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 6,237,581 shares of common stock, par value $.001 per share ("Common Stock"), and 119,231 shares of Series B Convertible Preferred Stock ("Preferred Stock") held by John G. Goodman, D.D.S. There are no other classes of voting securities of the Company outstanding. Each share of Common Stock and Preferred Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the proposals set forth in the notice attached hereto.

        The presence of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock of the Company entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the Annual Meeting to constitute a quorum, the Annual Meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company.

        The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock and Preferred Stock present in person or represented by duly executed proxy at the Annual Meeting and entitled to vote on the election of directors. Cumulative voting for the election of directors is not permitted. The approval of all other matters will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxy at the Annual Meeting and entitled to vote on the subject matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

REVOCATION OF PROXY

        Stockholders submitting proxies may revoke them at any time before they are voted on by (i) notifying John M. Slack, Secretary of the Company, in writing of such revocation, (ii) by execution of a subsequent proxy sent to Mr. Slack or (iii) by attending the Annual Meeting in person and giving notice of revocation. Notices to Mr. Slack referenced in (i) and (ii) should be directed to John M. Slack, Secretary, Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

SOLICITATION EXPENSES

        The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

        The Company's Annual Report to Stockholders for the year ended December 31, 1997, including consolidated financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                       ELECTION OF DIRECTORS (Proposal 1)

        The Company's Bylaws authorize the Board of Directors to determine, from time to time, the number of directors which shall constitute the whole Board of Directors. Presently, seven directors serve on the Board of Directors, each director holding office for a term of one year and until such director's successor shall have been elected and qualified or until such director's earlier death, resignation, or removal. The directors whose terms will expire at the 1998 Annual Meeting are Jack H. Castle, Jr., Jack H. Castle, D.D.S., Robert J. Cresci, G. Kent Kahle, Elizabeth A. Tilney, Emmett E. Moore, and Louis A. Waters. All of these individuals, except Louis A. Waters, have been nominated to stand for reelection at the 1998 Annual Meeting to hold office until the 1999 Annual Meeting and until their successors are elected and qualified. In mid-April 1998, Louis A. Waters informed the Board of Directors that he would not stand for reelection because of his time commitments at Tyler Corporation; since the Board of Directors has not identified a candidate to fill Mr. Waters' directorship, the number of directors composing the Board will decrease to six at the end of this term. Nonetheless, it is expected that, following the Annual Meeting, the Board of Directors will set the number of directors composing the Board of Directors at seven and fill the vacancy accordingly.

NOMINEES FOR ELECTION

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR JACK H. CASTLE, JR., JACK
H. CASTLE, D.D.S., ROBERT J. CRESCI, G. KENT KAHLE, ELIZABETH A. TILNEY, AND EMMETT E. MOORE AS DIRECTORS TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. THE SHARES OF COMMON STOCK AND PREFERRED STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS

OTHERWISE SPECIFIED.

        Jack H. Castle, Jr., 43, became a director in December 1995. He was a co-founder of the Company in 1981 and has served as Chief Executive Officer since 1990. He became the Company's Chairman in August 1996. Mr. Castle received a B.A. from Rollins College and a Masters of Business Administration from Wake Forest University. Mr. Castle is the son of Jack H. Castle, D.D.S.

        Jack H. Castle, D.D.S., 76, became a director in December 1995 and served as Chairman of the Company from 1981 until August 1996. He is also the sole owner of Jack H. Castle, D.D.S., P.C., a dental practice managed by the Company. Prior to co-founding the Company, Dr. Castle operated a single location dental practice. Dr. Castle graduated from the University of Houston in 1943 and received a Doctorate of Dental Surgery from the University of Texas Health Science Center in Houston in 1945. He served in the United States Navy from 1947 to 1949. Dr. Castle is the father of Jack H. Castle, Jr.

        Robert J. Cresci, 54, became a director in December 1995. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Garnet Resources Corporation, HarCor Energy, Inc., Meris Laboratories, Inc., Film Roman, Inc., Educational Medical, Inc., Source Media, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., and several private companies.

        G. Kent Kahle, 46, became a director in December 1995. He has been a Managing Director of The GulfStar Group, Inc., an investment banking firm, since 1990. From 1982 to 1990 Mr. Kahle held various positions with Rotan Mosle, Inc., most recently as Senior Vice President and Director. Mr. Kahle has a Masters of Business Administration from The Wharton School of the University of Pennsylvania and an A.B. from Brown University. He currently serves on the boards of Total Safety, Inc., Litigation Resources of America, Inc. and Chase Telecommunications, Inc.

        Elizabeth A. Tilney, 40, became a director in August 1996. Ms. Tilney has been Senior Vice President, Marketing and Communications, of Enron Corp. since March 1996, where she is responsible for corporate affairs, marketing, advertising and public relations. From 1987 to 1996, Ms. Tilney held various positions with Russell Reynolds

Associates, an executive search firm, and was most recently an Executive Director. Ms. Tilney was an account manager associated with Ogilvy & Mather Advertising in New York and Houston from 1983 to 1987. Ms. Tilney has a Masters of Business Administration from The Amos Tuck School of Business Administration of Dartmouth College and a B.A. from the University of Virginia.

        Emmett E. Moore, 55, became a director in September 1997. Until November 16, 1997, Mr. Moore was the Chairman of the Board and Chief Executive Officer of Physicians Resource Group, Inc., a publicly-traded ophthalmology practice management company ("PRG"), since September 1995, and served as the President and a director of PRG since April 1995. Also, Mr. Moore served on the board of PRG until he resigned in February 1998. Mr. Moore is currently developing a new health care venture. From August 1983 to December 1994, Mr. Moore served in various capacities with Medical Care America, Inc., a publicly-traded company that owned and operated outpatient surgery centers and was acquired in September 1994 by Columbia/HCA Health care Corporation. Mr. Moore received B.B.S., J.D. and M.P.A. degrees from the University of Texas, and is a certified public accountant.

        The vote of a plurality of holders of the outstanding shares of Common Stock and Preferred Stock present in person or represented by duly executed proxy at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company (i.e., the six director nominees receiving the greatest number of votes cast will be elected, regardless of the number withheld from voting for the election of such director nominees).

                        GENERAL INFORMATION WITH RESPECT
                            TO THE BOARD OF DIRECTORS

MEETINGS

        During the year ended December 31, 1997, the Board of Directors held three meetings and acted two times by unanimous consent. During 1997, each member of the Board of Directors, except Louis A. Waters, attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member; Louis A. Waters attended 50% of all such meetings. There are two standing committees of the Board of Directors, the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating committee.

COMMITTEES OF THE BOARD

        Audit Committee. The Audit Committee consists of Robert J. Cresci (Chairman) and G. Kent Kahle. The Audit Committee: (i) makes recommendations to the Board of Directors concerning the engagement of independent public accountants; (ii) reviews with the independent public accountants the plans for and results of the audit; (iii) approves professional services provided by the independent public accountants; (iv) reviews the independence of the independent public accountants; (v) considers the range of audit and non-audit fees; (vi) reviews the non-audit services performed by the independent public accountants; and (vii) reviews the adequacy of the Company's internal accounting controls. During 1997, the Audit Committee did not meet.

        Compensation Committee. The Compensation Committee consists of Elizabeth
A. Tilney (Chairperson) and Robert J. Cresci. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's incentive compensation plan. See "Report of Compensation Committee on Executive Compensation." During 1997, the Compensation Committee held one meeting.

DIRECTORS' COMPENSATION

        During 1997, each non-employee director was paid a fee of $1,000 for each Board of Directors meeting attended in person and $500 for each telephonic Board of Directors meeting in which the director participated. The Company paid aggregate fees of $7,000 to non-employee directors of the Company in connection with the Board of

Directors' and committee meetings in 1997. The Company does not pay director fees to directors who also are employees of the Company. No member of the Board of Directors, except Jack H. Castle, D.D.S., was paid compensation during 1997 for his service as a director of the Company other than pursuant to the standard compensation arrangement described above. See "Certain Relationships and Related Transactions." Non-employee directors also receive stock option awards pursuant to the Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the Company's stockholders in August 1996.

        The Directors' Plan, which is administered by the Compensation Committee, provides for the automatic grant to each non-employee director of an option to purchase 25,000 nonqualified stock options upon such person's initial election as a director. The aggregate amount of Common Stock with respect to which grants under the Directors' Plan may be made may not exceed 150,000 shares. Options will be exercisable during a ten-year period from the date of grant of the Options and will vest based upon the number of full years of service a non-employee director serves on the Board of Directors as follows: 20% after one full year, 40% after two full years of service, 60% after three full years of service, 80% after four full years of service and 100% after five full years of service. No option will remain exercisable later than ten years after the date of grant.

        The exercise price for Options granted under the Directors' Plan may be no less than the fair market value of the Common Stock on the date of grant. Coincident with the completion of the initial public offering, the Company granted options to acquire an aggregated 125,000 shares of Common Stock under the Directors' Plan at the initial public offering price of $13.00 per share.

                                    PRINCIPAL STOCKHOLDERS

        The following table sets forth information as of March 31, 1998 with respect to beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the executive officers and directors as a group, and (iv) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock. The address of all such persons, with the exception of The Capital Group Companies, Inc. and J. & W. Seligman & Co. Incorporated, is c/o Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056. The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, California 90071. The address of J. & W. Seligman & Co. Incorporated is 100 Park Avenue, New York, New York 10017. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                    Number of    Percentage
                                                      Shares      of Shares
     Name and Address of                           Beneficially Beneficially
      BENEFICIAL OWNER                                 OWNED        OWNED
      ----------------                             ------------ ---------
Jack H. Castle, Jr. (1)(2).......................     1,228,000            19.7%
Jack H. Castle, D.D.S. (2).......................       871,000            14.0
Loretta Castle (2)...............................       871,000            14.0
Castle Interests, Ltd. (2).......................       514,000             8.2
Pecks Management Partners, Ltd. (3)..............       948,243            15.2
Robert J. Cresci (4).............................       948,243            15.2
The Capital Group Companies, Inc. ...............       488,000             7.8
J. &W. Seligman & Co. Incorporated...............       311,000             5.0
G. Kent Kahle (5)................................        56,579             *
G. Daniel Siewert III (6)........................        37,850             *
John M. Slack (7)................................        18,000             *
Elizabeth A. Tilney (8)..........................         3,000             *
Emmett E. Moore (8)..............................           ---           ---
Louis A. Waters (8)..............................           ---           ---
All directors and executive officers as a
 group (9 persons) (8)...........................     2,648,672            42.0%


*  Less than 1%

(1) Includes 714,000 shares held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., of which Mr. Castle is Trustee. Excludes options to acquire 100,000 shares of Common Stock issued under the Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Plan").

(2) Includes 514,000 shares of Common Stock owned of record by Castle Interest, Ltd., a Texas limited partnership of which Dr. Castle, Mrs. Castle and Mr. Castle are the three general partners. The general partners of Castle Interests, Ltd. cannot act to vote or dispose of shares of Common Stock held by Castle Interests, Ltd. without the unanimous vote of all of the general partners. Loretta Castle is the wife of Dr. Castle and the mother of Jack H. Castle, Jr. The mailing address for each person or entity is 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

(3) Includes 638,483, 126,433, and 183,327 shares of Common Stock owned of record by Delaware State Employees' Retirement Fund, Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., respectively (the "Pecks Investors"). Pecks Management Partners Ltd. ("Pecks"), as investment manager for the Pecks Investors, has sole investment and voting power with respect to such shares. Mr. Cresci, a director of the Company, is a Managing Director of Pecks. The principal business address of Pecks is One Rockefeller Plaza, New York, New York 10020. Pecks disclaims beneficial ownership of such shares.

(4) Includes all shares deemed to be beneficially owned by Pecks, of which Mr. Cresci is a Managing Director, and excludes options to acquire 25,000 shares of Common Stock under the Directors' Plan. As a result, Mr. Cresci may be deemed to share voting and investment power with respect to such shares. Mr. Cresci disclaims beneficial ownership of such shares. See note 3 above.

(5) Consists entirely of the beneficial ownership of shares of Common Stock issuable on exercise of the GulfStar Warrant and excludes options to acquire 35,000 shares of Common Stock, including 25,000 shares under the Directors' Plan and 10,000 shares under the Plan. Mr. Kahle is a Managing Director of The GulfStar Group, Inc., an affiliate of GulfStar Investments, Ltd., the holder of the GulfStar Warrant.

(6) Includes presently exercisable options to acquire 10,000 shares of Common Stock issued under the Plan. Excludes options to acquire 100,000 shares of Common Stock issued under the Plan.

(7) Includes presently exercisable options to acquire 8,000 shares of Common Stock issued under the Plan. Excludes options to acquire 46,000 shares of Common Stock issued under the Plan.

(8) Excludes options to acquire 25,000 shares of Common Stock under the Directors' Plan.

(9) Includes (i) 714,000 shares of Common Stock held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., (ii) 514,000 shares of Common Stock held by Castle Interests, Ltd., (iii) 948,243 shares of Common Stock beneficially owned by the Pecks Investors, and (iv) 56,579 shares of Common Stock issuable to GulfStar Investments, Ltd. on exercise of the GulfStar Warrant.

                               EXECUTIVE OFFICERS

        The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. Information concerning Mr. Jack H. Castle, Jr. is set forth above under "Election of Directors." Information concerning G. Daniel Siewert, III and John M. Slack is set forth below.

        G. Daniel Siewert, III, 54, joined the Company in August 1997 as President and Chief Operating Officer. From January 1995 through June 1997, he served as Chief Operating Officer for Family Dental Center, Inc., a large group dental practice with locations in Sears Roebuck & Company stores. From November 1993 to December 1994, Mr. Siewert provided business management consulting for a major retail eye care company. Prior to that, from September 1990 until August 1993, he was Chief Executive Officer of National Vision Associates, Inc.

        John M. Slack, 50, joined the Company in December, 1995 as Vice President and Chief Financial Officer. From November 1994 through November 1995, he served as Vice President and Chief Financial Officer of Team, Inc., a publicly-held environmental services company. From 1985 through August 1994, Mr. Slack was Vice President and Chief Financial Officer of Serv-Tech, Inc., a publicly-held industrial services company. Mr. Slack received a B.S. in international economics from Georgetown University in 1969.

                       COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides certain summary information concerning compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (the "Named Executive Officers") during the year ended December 31, 1997.

                                             ANNUAL COMPENSATION      LONG-TERM COMPENSATION

                                                       OTHER ANNUAL   RESTRICTED   NUMBER OF   ALL OTHER
                                   SALARY     BONUS    COMPENSATION  STOCK AWARDS   OPTIONS   COMPENSATION
  NAME AND PRINCIPAL         YEAR     ($)      ($)         ($)           ($)       GRANTED       ($)
  ------------------         ----  --------   -------      -----        -----     ---------     ----
       POSITION
       --------
Jack H. Castle, Jr.......... 1997  254,167      ---         ---           ---         100,000     ---
   Chief Executive Officer
G.  Daniel Siewert III...... 1997   61,698(1)   ---         ---           ---         110,000     ---
   President,
   Chief Operating Officer
John M. Slack............... 1997  120,001      ---         ---           ---          30,000     ---
   Vice President,
   Chief Financial Officer,
   Treasurer and Secretary

(1) Represents less than one full year's compensation; pursuant to agreement between the officer and the Company, such officer's employment began on August 4, 1997.

                                  STOCK OPTIONS

The following table reflects certain information regarding stock options granted to the Named Executive Officers during 1997.

                                       OPTION GRANTS IN 1997

                                         INDIVIDUAL GRANTS                 Potential Realizable Value at
                                                                           Assumed Annual Rates of
                                                                           Stock Price Appreciation for
                                                                                Option Term

                         Number of
                         Securities
                         Underlying  Percent of Total
                          Options    Options Granted to   Exercise   Expiration
NAME                      GRANTED    EMPLOYEES IN 1997    PRICE (1)     DATE        5% ($)     10% ($)
----                      -------    -----------------    ---------     ----        ------     -------
Jack H. Castle, Jr.....     100,000       23.1%             $10.00     11/10/07     628,845    1,593,742

G. Daniel Siewert III..     110,000       25.4%             $10.00     11/10/07     691,784    1,753,117

John  M. Slack ........     30,000        6.9%              $10.00     11/10/07     188,668    478,123

(1) Originally authorized at the initial public offering price of $13.00, the options were subsequently reissued at $10.00 per share, the fair market value of the Common Stock on the date of grant.

                           YEAR END 1997 OPTION VALUES

The following table reflects certain information concerning the number of unexercised options held by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1997. No options were exercised by the Named Executive Officers during the year ended December 31, 1997.

                                                 Number of              Value of Unexercised
                                            Unexercised Options        "In-the-Money" Options
                                          AT DECEMBER 31, 1997 (#)    AT DECEMBER 31, 1997 (1)
                                          ------------------------    ------------------------
                 NAME                     EXERCISABLE   UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                 ----                     -----------   ------------- ----------- -------------
Jack H. Castle, Jr.....................      ---         100,000          ---       $       ---
G. Daniel Siewert III..................     10,000       100,000          ---               ---
John M.  Slack.........................     8,000        42,000           ---               ---

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The exercise price of the options granted to the Named Executive Officers is $10.00 per share. The value of unexercised options for each of the Named Executive Officers represents the difference between the exercise price of such options and the closing price of the Company's Common Stock on December 31, 1997 ($7.75 per share). Therefore, none of the options granted to the Named Executive Officers were "in-the-money" at December 31, 1997.

                             STOCK PERFORMANCE GRAPH

        The following performance graph compares the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the Nasdaq Composite Index and a peer group stock index (the "Peer Group Index") defined as follows: Coast Dental Services, Inc., Dental Care Alliance, Inc., Gentle Dental Service Corp., and Monarch Dental Corporation. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the Nasdaq Composite Index and the Peer Group Index on September 12, 1997, the date that the Company began trading on the National Association of Securitites Dealers Automated Quotation system.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                          DOLLARS
--------------------------------------------------------------------
CASTLE DENTAL CENTERS  9/97               100
                      12/97               59.62
--------------------------------------------------------------------
NASDAQ COMPOSITE       9/97               100
                      12/97               99.35
--------------------------------------------------------------------
PEER GROUP             9/97               100
                      12/97               95.13
--------------------------------------------------------------------

ASSUMES INITIAL INVESTMENT OF $100
* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
  NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

        The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of the non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board of Directors compensation of the President of the Company, determining the compensation of the other executive officers of the Company, and administering the Company's employee benefit plans. None of the members of the Compensation Committee have any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members.

COMPENSATION POLICIES AND PROGRAMS

        The Compensation Committee believes that the goals of the executive compensation program should be to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee believes that the best way to achieve these goals is by aligning the financial interests of the Company's executive officers closely to the interests of the Company's stockholders through a combination of annual cash incentives and stock options, while providing the executive officers with base salary compensation at levels that are competitive with, but which do not exceed, prevailing standards. The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Company's executive compensation program is based on three elements, each of which is determined in part by corporate performance:

        o      Base salary compensation
        o      Annual incentive compensation
        o      Stock-based incentive compensation

Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including the relationship between the Company's net income and sales.

BASE SALARY

        In the fourth quarter of 1998, the Company entered into an employment agreement with G. Daniel Siewert, III providing for an annual base salary of $175,000. See "Employment Agreements." Mr. Siewert is the only executive officer to have an employment agreement with the Company. In 1997, the Company paid Jack
H. Castle, Jr. a base salary of $254,167 and John M. Slack a base salary of $120,001. Each of Messrs. Siewert, Castle, and Slack is eligible to receive a performance based discretionary bonus, but no such bonuses were awarded in 1997.

INCENTIVE COMPENSATION

        The Compensation Committee believes its stock options are critical in motivating the long-term creation of stockholder value because options focus executive attention on stock price as the primary measure of performance. In January 1996, the Company adopted and its stockholders approved a Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Plan") for the benefit of its employees, including executive officers. The Plan is administered by the Compensation Committee. The purpose of the Plan is to encourage ownership of Common Stock by eligible employees, including executive officers, to provide increased incentive for such employees to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such employees with the stockholders for the purpose of maximizing stockholder value. The Plan also utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. Stock option grants made to the Chief Executive Officer and other executive officers in 1997 were made in part because of the Company's success in significantly increasing operating profits and cash flow and consummating the initial public offering. Stock option grants to the Company's Chief Executive Officer and other executive officers are not made automatically each year and are not considered to be a part of normal annual compensation.

        Stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Accordingly, these stock options are tied to the future performance of the Company's Common Stock and provide value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Pursuant to the Plan, in November 1997 the Compensation Committee approved the following option grants: 100,000 shares to Jack H. Castle, Jr., 110,000 shares to G. Daniel Siewert, III, and 30,000 shares to John
M. Slack. These options were authorized shortly before the Company's initial public offering with an exercise price equal to the initial public offering price of the Company's Common Stock. On November 6, 1997, the Compensation Committee recommended, on the Board of Directors' approval, that the options awarded to Messrs. Castle, Siewert and Slack, be reissued at an exercise price of $10.00 per share, the closing price of the Company's Common Stock on November 10, 1997, the date the option grants were issued. The recommendation of the Compensation Committee to reprice the options granted under the Plan was motivated by the Committee's belief that holders of such options, including the Company's executive officers, would be more highly motivated to exert maximum effort for the business success of the Company and to strengthen identification of such employees with the stockholders for the purpose of managing stockholder value if the exercise price of the options was more closely related to the market price of the underlying Common Stock.

        This report is furnished by the Compensation Committee of the Board of Directors.

                                            Elizabeth A. Tilney: Chairperson
                                            Robert J. Cresci

                              EMPLOYMENT AGREEMENTS

        G. Daniel Siewert, III entered into an employment agreement (the "Agreement") with the Company providing for a salary at the rate of not less than $14,583.33 per month and a performance bonus to be determined at the sole discretion of the Compensation Committee of the Company's Board of Directors. Under the Agreement, the term of employment commenced on August 4, 1997 and shall continue in force and effect until, or unless, written notice is given by either Mr. Siewert of the Company to the other party with at least ninety days notice of an intent to end the employment relationship for any reason. The Agreement provides that, in the event of a termination of employment by the Company without cause, Mr. Siewert will be entitled to receive from the Company any obligations with respect to earned but then unpaid base salary and benefits to the extent then vested through the date of termination; in addition, the Company will pay Siewert a severance amount consisting of twelve months base salary, car allowance, and medical insurance. If terminated for cause, the Company will honor any obligations with respect to earned but then unpaid base salary and benefits to the extent then vested through the date of termination. In the event of a change in control of the Company (as defined in the Agreement), Mr. Siewert will be (i) permitted to vest fifty percent in all remaining unvested stock options or (ii) permitted to vest in all remaining unvested stock options if he does not retain his employment with the Company in a substantially similar position for twelve months after the change of control occurs. The Agreement contains a covenant not to compete with the Company for a period of one year immediately following termination of employment for any reason.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Kahle, a director of the Company, is a Managing Director of The GulfStar Group, Inc., which has provided investment banking and advisory services to the Company. In 1995, the Company paid $540,000 in investment banking fees to The GulfStar Group, Inc., and issued the GulfStar Warrant for 56,579 shares of Common Stock to GulfStar Investments, Ltd. The Company has paid The GulfStar Group, Inc. for investment banking and financial advisory services provided to the Company an amount equal to one percent of the total consideration for each of the Company's acquisitions which has been consummated. The GulfStar Group, Inc. received approximately $195,000 in investment banking and financial advisory fees from the Company in 1996. The GulfStar Group, Inc. will receive an advisory fee in connection with the acquisition of Dental Consulting Services, L.L.C., which is expected to be approximately $180,000. The directors of the Company other than Mr. Kahle approve the payments made to The GulfStar Group, Inc. by the Company.

        Mr. Cresci, a director of the Company, is a Managing Director of Pecks Management Partners Ltd., the investment advisor to the Pecks Investors, which acquired 948,243 shares of Common Stock on conversion of 1,244,737 shares of Series A Convertible Preferred Stock and 485,382 shares of Series C Convertible Preferred Stock. Pursuant to the provisions of the Securities Purchase Agreement dated December 18, 1995, for so long as certain ownership thresholds with respect to the Common Stock are maintained, Mr. Cresci has the contractual right to nominate one member of the Company's Board of Directors.

        In December 1995, the Company acquired all of the stock of Jack H. Castle, D.D.S., Inc., a professional corporation of which Dr. Castle, a director of the Company, was the sole owner. In connection with that transaction, the Company paid Dr. Castle $6.0 million in cash and entered into a Deferred Compensation Agreement with Dr. Castle pursuant to which the Company has agreed to pay Dr. Castle $2.6 million in 20 quarterly installments beginning March 1996. In June 1997, Dr. Castle and the Company amended the Deferred Compensation Agreement (i) postponing the payment of any scheduled payments under the Deferred Compensation Agreement until the earlier of (a) the issuance of any debt consented to by the bank the proceeds of which are applied to pay amounts owed under the Bank Credit Facility and the Interim Financing, or the closing of any equity offering the proceeds of which are applied to pay amounts owed under the Bank Credit Facility and the Interim Financing, and (b) January 31, 1998, at which time the scheduled deferred compensation payments shall become payable beginning on the next scheduled payment date, and (ii) deferring payment of the scheduled payments under the Deferred Compensation Agreement which were not made on or after September 30, 1996 until the earlier of (a) the closing of an initial public offering of the Company's Common Stock in which the gross proceeds are not less than $25.0 million, provided, however, that such payments shall only be made in the event the Company first pays any amounts owing under the Bank Credit Facility and the Interim Financing; or (b) December 31, 2000. Proceeds of the initial public offering were used to pay amounts so deferred under the Deferred Compensation Agreement and the Company has made all scheduled payments under the Deferred Compensation Agreement. The Company has obtained the required consents under the Bank Credit Facility to make the above-described payments of the Deferred Compensation Agreement. In connection with the purchase of the stock of Jack H. Castle, D.D.S., Inc., the Company also entered into a management services agreement with Jack H. Castle, D.D.S., P.C., a professional corporation of which Dr. Castle is the sole owner. Pursuant to the management services agreement, Dr. Castle receives an annual payment of $100,000 for services performed in connection therewith.

        The Company is party to a lease agreement with Goforth, Inc., a company owned by Jack H. Castle, Jr., the Company's Chairman and Chief Executive Officer. The lease agreement relates to the Castle Dental Center located at 2101 West Loop South in Houston, Texas, a 6,781 square foot free-standing building. The Company has agreed to pay Goforth, Inc. a minimum guaranteed rental of $12,000 per month through January 2001 and $13,200 per month from January 2001 through January 2006. The Company has also agreed to pay additional rent of approximately $1,600 per month for insurance, taxes and common area maintenance. The Company believes that this lease agreement is on terms no less favorable to the Company than could have been obtained with an independent third party.

        Pursuant to a Registration Rights Agreement dated as of December 18, 1995, as amended, the Pecks Investors, GulfStar Investments, Ltd. and the members of the Castle Family have been granted certain registration rights by the Company with respect to the shares of Common Stock owned by them or acquired on conversion of Series A Convertible Preferred Stock and Series C Convertible Preferred Stock and exercise of the GulfStar Warrant.

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

        In 1997, the members of the Compensation Committee were Elizabeth A. Tilney and Robert J. Cresci. Mr. Cresci is a party to certain transactions with the Company. See "Certain Relationships and Related Transactions."

                           AMENDMENT TO THE COMPANY'S
        OMNIBUS STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
       OF COMMON STOCK OF THE COMPANY SUBJECT THERETO BY 300,000 (Proposal 2)

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S OMNIBUS STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY SUBJECT THERETO BY 300,000. THE SHARES OF COMMON STOCK AND PREFERRED STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THIS INCREASE UNLESS OTHERWISE SPECIFIED.

        In January 1996, the Board of Directors adopted, and the stockholders of the Company approved, the Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan (the "Plan"). The purpose of the Plan is to advance the interests of the Company, by providing for the acquisition of an equity interest in the Company by its key employees, directors, consultants and former consultants, by providing additional incentives and motivation toward superior performance by key employees and consultants of the Company, and by enabling the Company to attract and retain the services of key employees and consultants on whose judgment, interest and special effort the successful conduct of the Company's operations is largely dependent. The aggregate amount of Common Stock with respect to which grants under the Plan may be made may not exceed 750,000 shares.

        The Plan, which is administered by the Compensation Committee, provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and shares of restricted stock (collectively, the "Awards"). The Compensation Committee has, subject to the terms of the Plan, the sole authority to grant Awards under the Plan, to construe and interpret the Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the Plan.

        All of the employees, directors, consultants and former consultants of the Company or its affiliates are eligible to receive Awards under the Plan. In addition, key employees of entities managed by the Company may receive Awards. Only key employees of the Company are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments, pursuant to a vesting schedule to be designated by the Compensation Committee. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock). Restricted stock granted under the Plan will have such terms, conditions and restrictions as the Compensation Committee shall determine.

        The exercise price for ISOs granted under the Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock). The exercise price for nonqualified options granted under the Plan will be determined at the discretion of the Compensation Committee.

        During 1997, the Company granted Awards to purchase approximately 433,250 shares of Common Stock under the Plan at prices per share ranging from $10.00 to the initial public offering price. Generally, the outstanding options are, and options to be granted will be, exercisable one year from the date of grant as to 20% of the underlying shares, and as to an additional 20% on each of the next four anniversaries of the date of option grant.

        On March 4, 1998, the Board of Directors adopted an amendment to the Plan to increase the total number of shares of Common Stock that may be awarded under the Plan by 300,000 from 750,000 to 1,050,000. The amendment will become effective only upon the approval of the stockholders of the Company. The total number of shares that can currently be issued pursuant to options awarded under the Plan is 750,000, and options with respect to only 245,000 of such shares remained available under the Plan as of December 31, 1997. The Board of Directors believes that the Plan is accomplishing its purposes and adopted this proposed amendment to the Plan in order that option awards may continue to be made as the Compensation Committee may determine.

        An important consideration to the Board of Directors in proposing the amendment to the Plan was the pendency of the Company's efforts to acquire various dental practices. The expansion of the Company's business through future acquisitions will be accompanied by an increase in the number of employees eligible for options under the Plan. The Board of Directors believes it will be important for the Company to have the flexibility to provide incentive-based compensation packages to key members of the management of these acquired businesses. The proposed amendment to the Plan will increase the Company's flexibility in structuring its compensation packages for key members of management, while allowing the Company to continue its historical practices in this area.

        In the past Jack H. Castle, Jr., G. Daniel Siewert, III, G. Kent Kahle, and John M. Slack, all of whom are directors and/or executive officers of the Company, have been awarded options to purchase an aggregate of 270,000 shares of Common Stock under the Plan. Such persons may benefit from approval of the amendment to increase the number of shares of Common Stock subject to the Plan if the Compensation Committee determines to award additional options under the Plan to such persons.

                      APPOINTMENT OF AUDITORS (Proposal 3)

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF COOPERS & LYBRAND, L.L.P. AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1998. THE SHARES OF COMMON STOCK AND PREFERRED STOCK REPRESENTED BY RETURNED PROXY CARDS WILL BE VOTED FOR THE ELECTION OF THESE ACCOUNTANTS UNLESS OTHERWISE SPECIFIED.

        At the Annual Meeting a vote will be taken on the proposal to ratify the appointment by the Board of Directors of Coopers & Lybrand, L.L.P., independent certified public accountants, as auditors of the Company's consolidated financial statements for the year ending December 31, 1998. Coopers & Lybrand, L.L.P. audited the consolidated financial statements of the Company for the year ended December 31, 1997.

        Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to appropriate questions.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons holding more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

        Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 1997, the Company believes that all of the Company's executive officers and directors complied with Section 16(a) reporting requirements during 1997 except as follows: (i) Elizabeth A. Tilney and G. Daniel Siewert, III, each, on one occasion, failed to file a Form 4 on a timely basis for one transaction concerning the purchase of Company Common Stock; (ii) all executive officers and directors failed to file Form 3s on a timely basis; and (iii) Messrs. Moore, Waters, and Castle each failed to file a Form 5 on a timely basis.

                                 ANNUAL REPORTS

        The Company's Annual Report to stockholders, together with its Annual Report on Form 10-K for the year ended December 31, 1997, accompanies this Proxy Statement. The Company filed its Annual Report on Form 10-K for the year ended December 31, 1997 with the Securities and Exchange Commission on March 31, 1998. A copy of the Form 10-K, including any financial statements and schedules and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to John M. Slack, Secretary, Castle Dental Centers, Inc., 1360 Post Oak Boulevard, Suite 1300, Houston, Texas 77056.

                DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 28, 1999, and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

                                  OTHER MATTERS

        The Board of Directors knows of no matters that are expected to be presented at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                                                                         (FRONT)

                           Castle Dental Centers, Inc.

                         ANNUAL MEETING OF STOCKHOLDERS

       Solicited by the Board of Directors of Castle Dental Centers, Inc.

        The undersigned hereby appoints Jack H. Castle, Jr. and John M. Slack, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock and Preferred Stock of Castle Dental Centers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on May 28, 1998, or at any adjournment or postponement thereof, as follows:

        Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

                        PROPOSAL 1: ELECTION OF DIRECTORS

        /_/  FOR all nominees listed below      /_/WITHHOLD AUTHORITY for all
                                                   nominees listed below

        Jack H. Castle, Jr., Jack H. Castle, D.D.S., Robert J. Cresci, G. Kent Kahle, Elizabeth A. Tilney, and Emmett E. Moore to hold office until the 1999 Annual Meeting and until their successors are elected and qualified.

        INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided here.

                                                                          (BACK)

        PROPOSAL 2: ADOPTION TO AMEND THE COMPANY'S OMNIBUS STOCK AND INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY SUBJECT THERETO BY 300,000.

/_/     FOR                 /_/     AGAINST                     /_/     ABSTAIN

        PROPOSAL 3: APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS AUDITORS FOR THE COMPANY.

/_/     FOR                         /_/     AGAINST             /_/     ABSTAIN

        Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. /_/

        ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 (ALL NOMINEES), "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                                            Dated:                        , 1998
                                            ------------------------------------
                                                   Signature

                                            Please sign exactly as name appears
                                            on this card. Joint owners should
                                            each sign. Executors,
                                            administrators, trustees, etc.,
                                            should give their full titles.

Please complete, sign and promptly mail this proxy in the enclosed envelope.